Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Electric Company:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 33-50639, 33-39596, 33-39596-01, 33-29024, 333-59671, 333-72566, 333-130117, 333-155580 and 333-158067), on Form S-4 (Registration No. 333-107556), and on Form S-8 (Registration Nos. 333-01953, 333-42695, 333-74415, 333-83164, 333-98877, 333-94101, 333-65781, 333-88233, 333-117855, 333-99671, 333-102111, 333-142452, 333-155587, 333-158069, 333-158071 and 333-163106) of General Electric Company of our report dated February 25, 2011, with respect to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2010 and 2009, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of General Electric Company.

Our report refers to a change in the method of accounting for consolidation of variable interest entities in 2010; a change in the method of accounting for impairment of debt securities, business combinations and noncontrolling interests in 2009; and, a change in the method of accounting for fair value measurements and the adoption of the fair value option for certain financial assets and financial liabilities in 2008.

/s/ KPMG LLP

Stamford, Connecticut

February 25, 2011